Exhibit 10.72

SHARED SERVICES AGREEMENT

This Shared Services Agreement (“Agreement”) is entered into as of March 1, 2013 by and between Mission Broadcasting, Inc. (“Mission”) and Nexstar Broadcasting, Inc. (“Nexstar”). Mission and Nexstar are referred to collectively as the “Parties.”

WHEREAS, Mission owns television broadcast station WVNY(TV) Burlington, Vermont, Arkansas (“WVNY”) and Nexstar owns television station WFFF-TV, Burlington, Vermont (“WFFF”).

WHEREAS, WVNY and WFFF are collectively referred to as the “Stations.”

NOW, THEREFORE, for their mutual benefit and in order to enhance the respective abilities of Nexstar and Mission to compete with other television and media outlets serving the Burlington, Vermont market, Nexstar and Mission agree as follows:

1. SHARING ARRANGEMENTS GENERALLY. From time to time, Nexstar and Mission may agree to share the costs of certain services and procurements which they individually require in connection with the operation of the Stations. Such sharing arrangements may take the form of joint or cooperative buying arrangements, or the performance of certain functions relating to the operation of one Station by employees of the operator of the other Station (subject in all events to the supervision and control of personnel of the operator of the Station to which such functions relate), or may be otherwise structured, and will be governed by terms and conditions upon which Nexstar and Mission may agree from time to time. Such sharing arrangements may include the co-location of the studio, non-managerial administrative and/or master control and technical facilities of the Stations and the sharing of grounds keeping, maintenance, security and other services relating to those facilities. In performing services under any such sharing arrangement (including those described in Section 4), personnel of one Party will be afforded access to, and have the right to utilize, without charge, assets and properties of the other Party to the extent necessary or desirable in the performance of such services.

2. CERTAIN SERVICES NOT TO BE SHARED.

(a) Senior Management Personnel. At all times, each Station will have personnel performing the typical functions of a station manager and a business manager. Such personnel will (i) be retained solely by the Party which operates such Station and will report solely to such Party, and (ii) have no involvement or responsibility in respect of the operation of the other Station.

(b) Programming and Sales. Each Party will maintain for the Station operated by it separate managerial and other personnel to carry out the selection and procurement of programming for such Station, and in no event will the Parties or the Stations share services, personnel, or information pertaining to such matters, except as set forth in Section 4(f)(i) below. In addition, the Parties are concurrently entering into a joint sales agreement or similar agreement (“JSA”) pursuant to which Nexstar will have the right to sell advertising and commercial time on WVNY.

3. GENERAL PRINCIPLES GOVERNING SHARING ARRANGEMENTS. All arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission (the “FCC”), as in effect from time to time (the “FCC Rules and Regulations”), and all other applicable laws. The arrangements made pursuant to this Agreement will not be deemed to constitute “joint sales,” “program services,” “time brokerage,” “local marketing,” or similar arrangements or a partnership, joint venture, or agency relationship between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the Station operated by the other Party. Consistent with the FCC Rules and Regulations, Mission shall maintain full control, supervision and direction of WVNY, including its management, programming, finances, editorial policies, personnel, facilities and compliance with the FCC Rules and Regulations. Nexstar shall control, supervise and direct any employees it utilizes to carry out its obligations under this Agreement.

4. CERTAIN SPECIFIC SHARING ARRANGEMENTS. In furtherance of the general agreements set forth in Sections 1 through 3 above, Nexstar and Mission have agreed as follows with respect to the sharing of certain services:

(a) Execution of Promotional Policies. Nexstar personnel will implement and execute the promotional policy developed by Nexstar personnel for WFFF from time to time. Subject to direction and control by Mission management personnel, Nexstar personnel will also implement and execute the promotional policy for WVNY. Such implementation and execution will include such tasks as graphic design, production and media placement and buying.

(b) Continuity and Traffic Support. Nexstar personnel will carry out continuity and other tasks necessary to support management personnel and functions for WFFF. Subject to direction and control by management personnel of Mission, Nexstar personnel will also carry out continuity and such other tasks with respect to WVNY.

(c) Master Control. Master control operators and related employees of Nexstar may carry out master control functions for WVNY subject to the direction and control of Mission’s management personnel.

(d) Payable Support. Nexstar personnel will not engage in the payment of accounts payable of Mission arising under contracts for the license of programming run or to be run on WVNY, the payment of Mission’s payroll with respect to WVNY, or other obligations of Mission incurred in the normal course of business.

(e) Transmission Facilities Maintenance. Nexstar personnel will maintain and repair (as needed) the transmission facilities of WFFF. Subject to direction and control by Mission management personnel, Nexstar personnel will also maintain and repair (as needed) the transmission facilities of WVNY.

(f) Newscast Production.

(i) Production and Delivery. Utilizing WFFF management personnel and facilities, Nexstar may provide live-feed, fully-staffed and produced newscasts for broadcast on WVNY at such times, if any, as agreed upon by Mission and Nexstar; provided that such newscasts will not comprise more than 15% (by duration) of the programming broadcast on WVNY during any broadcast week. Nexstar will be responsible for delivering such newscasts to WVNY’s broadcast facilities. Mission shall make available to Nexstar (A) such space in the WVNY studio and facilities as may be reasonably necessary to produce such newscasts, (B) such non-management-level news personnel as may be necessary to produce such newscasts, and (C) such technical facilities of WVNY as may be necessary to produce such newscasts and to deliver such newscasts to WVNY’s transmission facilities. Nexstar will use reasonable efforts to provide such newscasts that are of a quality appropriate to WVNY’s market. Such newscasts will be produced exclusively for Mission for broadcast on WVNY, but may include non-exclusive videotape, graphics, news stories, field reports and other material. Mission personnel will determine the title and format of such newscasts, and such newscasts will have an “on-air appearance” as if they had been originated by Mission through WVNY.

(ii) Commercial, Advertising and Promotional Spots. Mission will determine the amount of commercial advertising time and promotional time to be provided for during such newscasts. Subject to the JSA, Mission will have the exclusive right to sell commercial advertising time during such newscasts and will retain all revenue from the sale of such commercial advertising time.

(iii) Editorial Control and Responsibility. Nexstar will use reasonable efforts to maintain a system of editorial review to ensure the accuracy, prior to broadcast, of all investigative reports and other stories prepared by Nexstar personnel and included in the newscasts which Nexstar provides to Mission. Nexstar will indemnify, defend and hold harmless Mission from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys’ fees, incurred by Mission as a result of the violation or breach of any third parties’ rights, or of the FCC’s Rules and Regulations, as a result of the provision of any news content provided by Nexstar or its employees in such newscasts. Mission will indemnify, defend and hold harmless Nexstar from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys’ fees, incurred by Nexstar as a result of the violation or breach of any third parties’ rights, or of the FCC’s Rules and Regulations, as a result of the provision of any content within such newscasts by Mission or its employees, or any variation by Mission or its employees of any content provided by Nexstar or its employees in such newscasts. Each Party will maintain the following types of insurance coverage for no less than the indicated amounts and will deliver to the other Party upon request a certificate of insurance showing the following: (A) comprehensive general liability insurance in an amount of $1,000,000; (B) worker’s compensation and/or disability insurance; and (C) libel/defamation/ First Amendment liability insurance, with a deductible of no more than $100,000, as to which coverage each Party will name the other party as an additional insured.

(iv) Operating Conditions Agreement. Nexstar and Mission will collaborate to create a newscast operating conditions agreement or procedural memo which will provide the basis for daily operations, contingencies, WVNY’s access to breaking stories, procedures for editorial compliance with FCC Rules and Regulations (including quarterly programs/issues requirements), regularly scheduled operations, editorial and ratings reviews and guidelines for access by Mission personnel and WVNY customers to Nexstar’s facilities.

(g) Services Fee. In consideration for the services to be provided to WVNY by Nexstar personnel as described in Sections 4(a) through 4(f), Mission will pay to Nexstar the fee (the “Services Fee”) described in this Section 4(g).

(i) Base Amount. Subject to the remaining provisions of this Section 4(g), the base amount of the Services Fee will be $20,000 per month.

(ii) Payment Terms. The Services Fee will be payable monthly, in arrears, from and after the month during which this Agreement is executed, and will be prorated on a daily basis for first and last months during which the sharing arrangements described in Sections 4(a) through 4(f) are in effect.

5. FORCE MAJEURE. If a force majeure event such as a strike, labor dispute, fire, flood or other act of God, failure or delay of technical equipment, war, public disaster, or other reason beyond the cause or control of Nexstar or Mission prevents such Party or its personnel from performing tasks which it is required to perform under this Agreement during any period of time, then such failure will not be a breach of this Agreement and such Party will be excused from such performance during that time.

6. UNENFORCEABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that if such invalidity or unenforceability should change the basic economic positions of the Parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the Parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules and Regulations, while attempting to preserve the intent of the Parties as embodied in the provisions of this Agreement. The Parties agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing. If the Parties are unable to negotiate a mutually acceptable modified Agreement, then either party may terminate this Agreement upon written notice to the other. Upon such termination, Mission shall pay to Nexstar all accrued and unpaid Service Fees and each Party shall be relieved of any further obligations, one to the other.

7. TERM OF SHARING ARRANGEMENTS. The term of this Agreement shall commence on the date of execution of this Agreement. The initial term of this Agreement is eight (8) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended for an additional eight (8) year term. Either Party may terminate this Agreement at the end of the initial eight year term by six months prior written notice to the other. Notwithstanding the foregoing, the sharing arrangements contemplated by this Agreement will terminate (i) upon the consummation of the purchase and sale of assets of Mission relating to WVNY by Nexstar (to the extent permitted by the FCC’s Rules and Regulations) or (ii) at Nexstar’s option, if the assets of Mission relating to WVNY are sold to a party other than Nexstar (in any case, the date upon which such termination occurs being the “Cessation Date”). Except as provided in Section 4(g)(ii), no termination of this Agreement, whether pursuant to this Section 7 or otherwise, will affect Mission’s duty to pay any Services Fee accrued, or to reimburse any cost or expense incurred, prior to the effective date of that termination.

8. AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.

9. NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to Nexstar or Mission will, unless another address is specified in writing, be sent to the address indicated below:

To Mission:
                 Mission Broadcasting, Inc.
                 30400 Detroit Road, Suite 304
                 Westlake, OH 44145
                 Attention: Dennis Thatcher

                  With a copy (which shall not constitute notice) to:

                 Wiley Rein LLP
                 1776 K Street, NW
                 Washington, DC 20006
                 Attention: Richard Bodorff

To Nexstar:
                 Nexstar Broadcasting, Inc.
                 5215 N. O'Connor Blvd
                 Suite 1400
                 Irving, TX 75039
                 Attention: Perry Sook, President & CEO

                  With a copy (which shall not constitute notice) to:

                 John L. Kuehn, Esq.
                 Kirkland & Ellis
                 Citicorp Center
                 153 East 53rd Street
                 New York, NY 10022-4675

10. ASSIGNMENT; BINDING AGREEMENT. Neither party may assign its rights and obligations, either in whole or in part, without the prior written consent of the other; however, such consent shall not be unreasonably withheld. The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their permitted successors and assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

11. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12. CAPTIONS. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

13. AUTHORITY; ENTIRE AGREEMENT. Both Mission and Nexstar represent that they are legally qualified and able to enter into this Agreement. This Agreement and the JSA embody the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are not other agreements, representations, or understandings, oral or written, between them with respect thereto.

14. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

15. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

16. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

17. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

18. OTHER DEFINITIONAL PROVISIONS. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

SIGNATURE PAGE TO

SHARED SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

MISSION BROADCASTING, INC.
By:	/s/ Dennis Thatcher
Name:	Dennis Thatcher
Title:	President

NEXSTAR BROADCASTING, INC.
By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	EVP and Chief Financial Officer